Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Earnings for the three months and six months ended June 30, 2023 and Declares Quarterly Dividend

Morrisville, VT July 19, 2023 - Union Bankshares, Inc. (NASDAQ - UNB) today announced results for the three and six months ended June 30, 2023 and declared a regular quarterly cash dividend. Consolidated net income for the three months ended June 30, 2023 was $2.7 million, or $0.60 per share, compared to $2.9 million, or $0.65 cents per share, for the same period in 2022, and $5.7 million, or $1.26 per share, for the six months ended June 30, 2023, compared to $5.4 million, or $1.20 per share for the same period in 2022.

Second Quarter Highlights

Consolidated net income decreased $232 thousand, or 7.9%, to $2.7 million for the second quarter of 2023 compared to the second quarter of 2022 due to a decrease in net interest income of $53 thousand and an increase of $653 thousand in noninterest expense, partially offset by an increase in noninterest income of $203 thousand, a reduction of $96 thousand in credit loss expense and a decrease in income tax expense of $175 thousand.

Net interest income was $9.6 million for the three months ended June 30, 2023 compared to $9.7 million for the three months ended June 30, 2022, a decrease of $53 thousand, or 0.5%. Interest income was $13.8 million for the three months ended June 30, 2023 compared to $10.4 million for the same period in 2022, an increase of $3.4 million, or 32.7%, due to the larger earning asset base and higher interest rates on new loan volume. Interest expense increased $3.5 million to $4.2 million for the three months ended June 30, 2023 compared to the same period in 2022 due to customers seeking higher returns on their savings and utilization of wholesale funds which often are at higher rates.

Noninterest income was $2.5 million for the three months ended June 30, 2023 compared to $2.3 million for the same period in 2022 an increase of $203 thousand, or 8.9%. Noninterest expenses were $9.1 million for the three months ended June 30, 2023 compared to $8.4 million for the same period in 2022, an increase of $653 thousand, or 7.8%.

Year-to-Date Highlights

Consolidated net income increased $263 thousand, or 4.9%, to $5.7 million for the first six months of 2023 compared to the first six months of 2022 due to increases of $959 thousand in net interest income and $258 thousand in noninterest income, a reduction in credit loss expense of $22 thousand, and a decrease of $138 thousand in income tax expense, partially offset by an increase in noninterest expenses of $1.1 million.

Interest income was $26.8 million for the six months ended June 30, 2023 compared to $20.1 million for the comparable period in 2022, an increase of $6.7 million, or 33.4%, due to a larger earning asset base and higher average yields. Interest expense was $7.3 million for the six months ended June 30, 2023 compared to $1.5 million for the same period in 2022, an increase of $5.8 million, or 384.9%. Rates paid on customer deposit accounts did not begin to increase until the latter half of 2022 and customer demand for higher rates rapidly increased during the first six month of 2023. The rate increases coupled with customer deposits leaving bank balance sheets required utilization of wholesale funding which are often at higher rates.

Noninterest income was $4.8 million for the six months ended June 30, 2023 compared to $4.5 million for the six months ended June 30, 2022, an increase of $258 thousand, or 5.7%. Sales of qualifying residential loans to the secondary market for the first half of 2023 were $29.6 million resulting in net gains of $500 thousand, compared to sales of $34.4 million and net gains on sales of $300 thousand for the same period in 2022. Noninterest expenses increased $1.1 million, or 6.7%, during the comparison periods due to increases of $245 thousand in salaries and wages, $248 thousand in employee benefits, $71 thousand in occupancy expenses, and $621 thousand in other expenses, partially offset by a decrease of $71 thousand in equipment expenses. Income tax expense decreased $138 thousand.

Total assets were $1.3 billion as of June 30, 2023 compared to $1.2 billion as of June 30, 2022, an increase of $142.8 million, or 12.0%. Asset growth was primarily driven by loans. Total loans outstanding as of June 30, 2023 were $940.2 million, which included $3.1 million in loans held for sale, compared to $823.0 million as of June 30, 2022, with $3.8 million in loans held for sale.

Investment securities were $268.9 million at June 30, 2023 compared to $262.8 million at June 30, 2022. The Company classifies its investment portfolio as available-for-sale and is required to report balances at their fair market value. As a result of the fair market value adjustment, unrealized losses in the investment portfolio were $46.5 million as of June 30, 2023. The unrealized losses in the portfolio are due to the interest rate environment as current rates remain above the coupon rates on these securities resulting in fair market values less than current book values. The offset to recording the unrealized losses is an increase in deferred taxes included in other assets and accumulated other comprehensive losses included in total equity as discussed below.

Total deposits were $1.1 billion as of June 30, 2023 and include $138.0 million of purchased brokered deposits compared to deposits of $1.1 billion as of June 30, 2022 with no purchased deposits. Also, advances from the Federal Home Loan Bank totaling $120.5 million were outstanding as of June 30, 2023 compared to no outstanding advances as of June 30, 2022.

The Company had total equity capital of $59.1 million and a book value per share of $13.10 as of June 30, 2023 compared to $59.9 million and $13.34 per share as of June 30, 2022. The decrease in total capital was primarily attributable to an increase in the accumulated comprehensive loss of $7.9 million as it relates to unrealized losses in the investment portfolio discussed above.

The Board of Directors declared a cash dividend of $0.36 per share for the quarter payable August 3, 2023 to shareholders of record as of July 29, 2023.

The State of Vermont suffered an historical flood from July 7-12, 2023, many towns impacted are located in the communities served by Union Bank, the Company's subsidiary. This flood has devastated many businesses, individuals, and municipalities. While clean up and recovery has begun it will be quite some time before homes, businesses, and roads are repaired. Union Bank staff is working with customers impacted by the flood to provide necessary resources. Water damage was sustained at two branch locations, located in Jeffersonville and Johnson, Vermont. The Jeffersonville branch has re-opened to serve customers through the drive-up window, and the Johnson branch remains closed while clean up and damage assessments continue. A major disaster declaration request was made by Vermont's governor which was approved by the President that will provide funding under the federal Public Assistance and Individual Assistance programs.

About Union Bankshares, Inc.
Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail, and municipal banking services, as well as, wealth management services throughout northern Vermont and New Hampshire. Union Bank operates 18 banking offices, three loan centers, and multiple ATMs throughout its geographical footprint.
Since 1891, Union Bank has helped people achieve their dreams of owning a home, saving for retirement, starting or expanding a business and assisting municipalities to improve their communities. Union Bank has earned an exceptional reputation for residential lending programs and has been recognized by the US Department of Agriculture, Rural Development for the positive impact made in lives of low to moderate home buyers. Union Bank is consistently one of the top Vermont Housing Finance Agency mortgage originators and has also been designated as an SBA Preferred lender for its participation in small business lending. Union Bank's employees contribute to the communities where they work and reside, serving on non-profit boards, raising funds for worthwhile causes, and giving countless hours in serving our fellow residents. All of these efforts have resulted in Union receiving and "Outstanding" rating for its compliance with the Community Reinvestment Act ("CRA") in its most recent examination. Union Bank is proud to be one of the few independent community banks serving Vermont and New Hampshire and we maintain a strong commitment to our core traditional values of keeping deposits safe, giving customers convenient financial choices and making loans to help people in our local communities buy homes, grow businesses, and create jobs. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and business. Member FDIC. Equal Housing Lender.

Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.